Exhibit 10.1
PURCHASE AND SALE AGREEMENT
(106 Bremer Avenue, Colfax, Wisconsin 54730)
THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and dated as of the 9th day of November, 2026 (the "Effective Date"), by and between DWG CAPITAL PARTNERS, LLC, a California limited liability company ("Buyer"), and 106 BREMER AVENUE, LLC, a Delaware limited liability company ("Seller").
WITNESSETH:
WHEREAS, Seller is the owner of fee simple title to that certain real property having an address of 106 Bremer Avenue, Colfax, Wisconsin 54730, consisting of approximately [10.76] acres of land, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with the building containing approximately 68,976 square feet and all other improvements and fixtures located thereon, and all easements, rights and appurtenances belonging thereto (all being hereinafter collectively referred to as the "Property");
WHEREAS, the Property serves as the headquarters and operating facility of Timber Technologies Solutions, Inc, a wholly owned subsidiary of Star Equity Holdings, Inc., a Delaware corporation ("Star") and affiliate of the Seller; and
WHEREAS, Seller desires to sell and Buyer desires to purchase the Property upon the terms hereinafter set forth, and concurrently with the Closing, Buyer, as landlord, and Timber Technologies Solutions Inc., as tenant, shall enter into the Leaseback (as hereinafter defined) for the Property.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
ARTICLE I
PURCHASE AND SALE
1.1    Agreement to Sell and Purchase. In accordance with and subject to the terms and conditions hereof, on the date of Closing (as hereinafter defined), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property.
1.2    Purchase Price. The purchase price (the "Purchase Price") to be paid to Seller for the sale of the Property to Buyer as provided for herein shall be Five Million Two Hundred Thousand and No/100 Dollars ($5,200,000.00), which is predicated on an 8.57% capitalization rate applied to Year 1 Annual Base Rent under the Leaseback of $445,540.00. The Purchase Price shall be paid by Buyer, subject to credit, debit and adjustment as hereinafter provided and subject to all the terms and conditions herein contained, as follows:
(a)    Within three (3) business days after the Effective Date, Buyer shall deposit as earnest money in escrow the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (such sum, together with any interest thereon, being hereinafter collectively referred to and held as the

Exhibit 10.1
"Deposit") with Chicago Title Company, 725 S. Figueroa Street, Suite 200, Los Angeles, California 90017, Attn: Cheryl Yanez, Cheryl.Yanez@ctt.com, (213) 448-4315 (being herein sometimes referred to as the "Title Company").
(b)    The Deposit shall be non-refundable to Buyer upon deposit with the Title Company, except that the Deposit shall be returned to Buyer in the event this Agreement is terminated by Buyer (i) pursuant to Section 4.4 on account of the Phase I Environmental Report or the Survey (each as hereinafter defined), (ii) on account of a Seller default under Section 5.2, (iii) on account of a title defect pursuant to Section 4.1(a), (iv) pursuant to Article VII on account of casualty or condemnation, or (v) on account of the failure of any condition to Buyer's obligations set forth in Section 4.1 (each of the foregoing, a "Refundable Termination"). In the event the Phase I Environmental Report or the Survey reveals a material issue, the Deposit shall remain fully refundable to Buyer through the expiration of the Due Diligence Period. Upon expiration of the Due Diligence Period, and subject to the satisfaction or resolution of any outstanding survey or environmental matters identified in a Buyer Objection Notice (as hereinafter defined), the Deposit shall be non-refundable to Buyer except in the event of a Refundable Termination.
(c)    Buyer shall, on the date of Closing, pay the Purchase Price, subject to credit for application of the Deposit and subject to credit and adjustment as provided in Section 1.3 hereof, by wire transfer of good, current, immediately available funds deposited with the Title Company, for disbursement to Seller, on or before 2:00 p.m. (Central Time) on the date of Closing.
(d)    Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit shall be non-refundable to Buyer and distributed to Seller upon any termination of this Agreement as independent consideration (the "Independent Consideration") for Seller entering into this Agreement and granting Buyer the right to inspect and evaluate the Property during the Due Diligence Period. The Independent Consideration is not refundable to Buyer under any circumstance except if Closing does not occur due to Seller default, but will be applied to the Purchase Price upon the Closing.
The Title Company shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms hereof. The Deposit shall be held in a federally insured, interest bearing account, and all interest and income thereon shall be added to and shall become a part of the Deposit. Buyer and Seller shall execute such escrow instructions as the Title Company may reasonably require that are consistent with this Agreement.
1.3    Adjustments and Closing Costs. It is anticipated that the Leaseback will be an absolute "triple net" lease under which the tenant pays all real estate taxes, assessments, insurance, utilities, maintenance and repairs for the Property, and, accordingly, there shall be no proration of real estate taxes, utility costs or similar operating expenses at Closing, and Seller (or the tenant under the Leaseback) shall remain responsible for all such items whether attributable to periods before or after Closing. Rent under the Leaseback for the month in which Closing occurs, together with the Security Deposit required under the Leaseback, shall be paid at Closing as provided in Section 1.6(b).

Exhibit 10.1
Closing costs shall be allocated as follows. At or prior to Closing, (i) Seller shall pay all closing costs customarily allocated to the seller of commercial real property in the county in which the Property is located, including, without limitation, the premium for the base owner's policy of title insurance and the related title search and commitment charges, the Wisconsin real estate transfer fee, if such is required to be paid, and any other transfer or documentary taxes, the cost of recording any instruments required to cure title matters, one-half of the escrow fees charged by the Title Company, the fees of STREAM Capital Partners payable under Seller's separate written agreement, and the transaction fee payable to Poseidon Asset Group pursuant to Section 2.2; (ii) Buyer shall pay the cost of all third-party reports, except Environmental Reports obtained in connection with this transaction, including, without limitation, the Survey, any appraisal of the Property and any property condition assessment, provided that Buyer's aggregate contribution toward the cost of such third-party reports shall not exceed Seven Thousand and No/100 Dollars ($7,000.00), and Seller shall pay all such costs in excess of such amount, up to a maximum of Five Thousand and No/100 Dollars ($5,000.00), and provided further that Buyer shall use commercially reasonable efforts to utilize existing reports made available by Seller in lieu of ordering new reports where such existing reports are reasonably acceptable to Buyer and its lender; and (iii) Buyer shall pay the cost of any endorsements and extended coverage desired by Buyer to the owner's policy, the premium for any lender's policy of title insurance, the cost of recording the deed and any mortgage, one-half of the escrow fees charged by the Title Company, and all costs of Buyer's acquisition financing. Seller shall pay the cost of any Environmental Reports, and shall be required to obtain a Phase I report. Any additional environmental testing requested by Buyer beyond a Phase I Environmental Report shall be governed by Section 4.4.
Except as expressly provided in this Section 1.3 or as expressly provided elsewhere in this Agreement, Buyer and Seller shall pay their own respective costs and expenses, including attorneys’ fees, incidental to this Agreement and the transactions contemplated hereby.
1.4    Possession. Seller's affiliate, Timber Technologies Solutions, Inc., shall retain possession of the Property following Closing pursuant to the terms of the Leaseback, the form of which is attached as Exhibit C hereto.
1.5    Closing. The closing (herein referred to as the "Closing") of the transactions contemplated hereby shall occur on a date designated by Buyer by not less than five (5) business days' written notice to Seller, which date shall be on or before the thirtieth (30th) day after the expiration of the Due Diligence Period; provided, however, Buyer or Seller may each extend the date of Closing one time for a maximum of thirty (30) days by written notice to the other party delivered on or before the then scheduled date of Closing. In addition to the foregoing, Buyer shall have the right, in its sole discretion and without the consent of Seller, to extend the date of Closing one (1) time for up to fifteen (15) days by written notice to Seller delivered on or before the then scheduled date of Closing (as the same may have been extended). No additional deposit or other consideration shall be required in connection with such extension, and all references in this Agreement to the date of Closing shall mean the date of Closing as so extended. The Closing shall take place through escrow with the Title Company as a mail away closing, which shall be facilitated by delivery of the documents and funds to the Title Company by overnight courier, personal delivery or electronic means acceptable to the Title Company. The Title Company shall be authorized and instructed to record all appropriate documents regarding this transaction.

Exhibit 10.1
1.6    Documents at Closing.
(a)    On the date of Closing, Seller shall execute (or cause to be executed) and deliver (or cause to be delivered) to the Title Company the following:
(i)    A special warranty deed in recordable form (the "Deed"), transferring and conveying to Buyer good and marketable fee simple title to the Property, subject only to the lien of general real estate taxes not yet due and payable and those easements, restrictions, conditions and other exceptions approved or deemed approved by Buyer pursuant to Section 4.1(a) (the "Permitted Exceptions").
(ii)    A standard form owner's affidavit and gap indemnity, executed by Seller against mechanics' liens and parties in possession (other than the tenant under the Leaseback), and such other documents as may be reasonably required by the Title Company in order to issue to Buyer an owner's policy of title insurance in the amount of the Purchase Price, with the standard exceptions deleted (the cost of any such extended coverage to be paid by Buyer as provided in Section 1.3).
(iii)    A certificate of non-foreign status complying with Section 1445 of the Internal Revenue Code of 1986, as amended.
(iv)    The Wisconsin electronic real estate transfer return and any other transfer tax forms required by applicable law, and any other forms required in connection with any exemption from such transfer taxes claimed by Seller.
(v)    A non-exclusive assignment to Buyer, without warranty, of all assignable warranties, guaranties, permits, plans and intangible property relating to the Property but not the business in existence on the Property, subject to the tenant's right to enforce the same during the term of the Leaseback.
(vi)    Evidence reasonably satisfactory to Buyer and the Title Company of the existence, good standing and authority of Seller, the tenant under the Leaseback and each Guarantor (as hereinafter defined), and of the authority of the persons executing documents on their behalf, including the resolutions or consents described in Section 2.1(c).
(vii)    A certificate of Seller confirming that the representations and warranties of Seller set forth in Article II remain true and correct in all material respects as of the date of Closing.
(b)    On the date of Closing, Buyer and Seller shall execute (or cause to be executed) and deliver (or cause to be delivered) to one another or to the Title Company counterpart originals of the following:
(i)    A closing statement prepared by the Title Company and approved by Buyer and Seller.

Exhibit 10.1
(ii)    The Leaseback, executed by Buyer, as landlord, and Timber Technologies Solutions, Inc, as tenant, together with payment by the tenant of the first month's Monthly Base Rent (prorated as provided therein), the Security Deposit required thereunder in the amount of $60,521.87,.
(iii)    The Guaranty, executed by the Guarantor.
(iv)    A memorandum of lease in recordable form, in form reasonably approved by Buyer and Seller.
(v)    A subordination, non-disturbance and attornment agreement in the form required by Buyer's mortgage lender and reasonably approved by the tenant under the Leaseback, executed by such tenant.
(vi)    Such other documents as may be reasonably required by the Title Company or Buyer's lender to consummate the transactions contemplated hereby, provided the same do not increase the obligations, liabilities, or risks of the executing party beyond those contemplated by this Agreement.
1.7    Seller Deliverables; Due Diligence Period.
(a)    Seller shall deliver or make available to Buyer, to the extent in the possession, custody or control of Seller, the tenant under the Leaseback, Star or their respective affiliates, the documents and materials described on Exhibit B attached hereto (collectively, the "Seller Deliverables") within five (5) business days after the Effective Date, to the extent not previously delivered. Buyer may, by written notice delivered to Seller within twenty (20) days after the Effective Date, request additional diligence materials reasonably related to the Property, the tenant under the Leaseback or the Guarantor, and the same shall be deemed Seller Deliverables.
(b)    The "Due Diligence Period" shall commence on the later of (i) the Effective Date, or (ii) the date on which Buyer has received all Seller Deliverables (including any additional materials timely requested pursuant to Section 1.7(a)), which date Buyer shall confirm by written notice to Seller (the "Diligence Commencement Date"), and shall expire at 5:00 p.m. (Central Time) on the thirtieth (30th) day after the Diligence Commencement Date. Buyer shall not unreasonably withhold or delay its confirmation of the Diligence Commencement Date. Seller may at any time notify Buyer in writing that Seller believes all Seller Deliverables have been delivered, and if Buyer does not, within two (2) business days thereafter, identify in writing any Seller Deliverables that remain outstanding, the date of Seller's notice shall be the Diligence Commencement Date.
(c)    Buyer may terminate this Agreement for any reason or no reason, in Buyer's sole discretion, by written notice delivered to Seller at any time prior to the expiration of the Due Diligence Period, in which event the Deposit shall be disbursed in accordance with Section 1.2(b), and neither party shall have any further obligation to the other except for those obligations expressly stated to survive termination.

Exhibit 10.1
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller makes the following representations and warranties, which representations and warranties are true and correct on the date hereof and will be true and correct on the date of Closing, and which representations and warranties shall survive the Closing for a period of nine (9) months.
2.1    Organization and Authority. With respect to Seller and its business, Seller represents and warrants, in particular, that:
(a)    Seller is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    Seller has all necessary power and authority to own, use and transfer its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents required of Seller herein, and to perform its obligations hereunder.
(c)    Seller is duly authorized to execute, deliver and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto. To the extent the approval of the board of directors of Star or any other governing body is required in connection with the transactions contemplated hereby, Seller shall obtain such approval and deliver written evidence thereof to Buyer on or before the date that is ten (10) days prior to the scheduled date of Closing, failing which Buyer may terminate this Agreement as a Refundable Termination and recover its costs as provided in Section 5.2(a).
(d)    The execution, delivery and performance of this Agreement by Seller will not conflict with or result in a default under any agreement, loan document, mortgage or instrument to which Seller or the Property is subject, and all consents of lenders or other third parties required for Seller to consummate the transactions contemplated hereby will be obtained on or before Closing. All mortgages and other monetary liens encumbering the Property shall be released at or prior to Closing.
2.2    Commissions. Seller has dealt with no broker, finder or other person in connection with the sale or negotiation of the sale of the Property in any manner that might give rise to any claim for commission against Buyer, except STREAM Capital Partners (whose fees shall be payable by Seller pursuant to separate written agreement) and Poseidon Asset Group (whose transaction fee equal to three percent (3%) of the Purchase Price shall be payable by Seller or the tenant under the Leaseback at Closing). Seller shall indemnify, defend and hold Buyer harmless from any claim for commission or fee by any person claiming by, through or under Seller, which obligation shall survive the Closing or termination of this Agreement. Reciprocally, Buyer or an affiliate of Buyer shall indemnify, defend and hold Seller harmless from any claim for commission or fee by any person claiming by, through or under Buyer, which obligation shall survive the Closing or termination of this Agreement.
2.3    Non-Foreign Person; OFAC. Seller is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended. Neither Seller nor, to Seller's knowledge, any of

Exhibit 10.1
its partners, members, shareholders, owners, employees, officers, directors, representatives or agents is or will become a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including Executive Order 13224), or other governmental action.
2.4    Property Representations. With respect to the Property, Seller represents and warrants as follows:
(a)    There are no leases, licenses, occupancy agreements or other agreements granting any party other than Seller or Timber Technologies Solutions, Inc. the right to use or occupy any portion of the Property, and no person or entity holds any option, right of first refusal, right of first offer or other right to purchase the Property or any portion thereof that will not be terminated at or prior to Closing.
(b)    To Seller's knowledge, the use and operation of the Property, and all activities conducted thereon, have been in compliance in all material respects with all applicable laws, regulations, ordinances, codes and rules.
(c)    To Seller's knowledge, there are no defects or inadequacies in the Property or any part thereof that would materially adversely affect the insurability of the Property or the ability of the tenant to use the same for the uses for which the Property is currently utilized or is to be utilized pursuant to the terms of the Leaseback.
(d)    Seller has not received written notice of any current violation by the Property of any laws, ordinances or regulations applicable to the Property that remains uncured. Seller shall disclose to Buyer any notices or information relating to violations received after the Effective Date and shall cure any such violation prior to Closing.
(e)    There is no litigation pending or, to Seller's knowledge, threatened against Seller, the tenant under the Leaseback or any Guarantor that arises out of the ownership, use or operation of the Property or that would materially adversely affect the ability of Seller, such tenant or any Guarantor to perform its obligations under this Agreement, the Leaseback or the Guaranty.
(f)    None of Seller, the tenant under the Leaseback or any Guarantor has filed, or to Seller's knowledge been the subject of, any filing or petition under any federal or state insolvency laws, including any action or filing under Title 11 of the U.S. Code, and any laws for composition of indebtedness or for the reorganization of debtors.
(g)    There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller or the Property which is in conflict with this Agreement. There is no pending enforcement action or inspection citation issued against the Property by any governmental authority. Seller shall cure any such citations prior to Closing.
(h)    No condemnation or eminent domain proceedings are pending or, to Seller's knowledge, threatened against the Property.

Exhibit 10.1
(i)    To Seller's knowledge, the existing zoning for the Property permits the current use of the Property. Seller will not seek any change in the zoning of the Property without the prior written consent of Buyer.
(j)    All contracts and agreements relating to the ownership, operation and maintenance of the Property are and shall remain the sole responsibility of Seller or the tenant under the Leaseback, and none shall be binding upon Buyer or the Property following Closing.
(k)    To Seller's knowledge, (i) Seller and the tenant under the Leaseback have at all times complied and are in compliance in all material respects with all environmental laws (including all permits and licenses required thereunder) applicable to the Property; (ii) neither Seller nor such tenant has received any oral or written notice of any violation of, or any liability (contingent or otherwise) for corrective or remedial obligation under, any environmental laws with respect to the Property; and (iii) except as disclosed in the environmental reports delivered as Seller Deliverables, there are no Hazardous Materials in, on or under the Property other than those used and stored in the ordinary course of the tenant's business in compliance with environmental laws. As used herein, "Hazardous Materials" means and includes any materials (or components thereof) now or hereafter designated or regulated as hazardous, dangerous, toxic or harmful by any governmental authority.
(l)    To Seller's knowledge, Seller has no obligation to any governmental or quasi-governmental entity or any other person which relates to the Property and would survive Closing and be binding upon Buyer, to pay or contribute property or money or to construct, install or maintain any improvements on or off the Property.
(m)    There are no delinquent taxes, penalties or interest due with respect to real estate taxes on the Property.
(n)    To Seller's knowledge, there are no outstanding unrecorded agreements with any adjacent landowner, utility company or governmental agency affecting the Property not disclosed to Buyer in writing.
(o)    The financial statements of the tenant under the Leaseback and the Guarantors delivered to Buyer as Seller Deliverables are true, correct and complete in all material respects and fairly present the financial condition of such parties as of the dates thereof, and there has been no material adverse change in such financial condition since such dates.
As used herein and throughout this Agreement, references to the "knowledge" of Seller shall refer to the actual knowledge of Tom Niska, Shawn Miles, and Hannah Bible (the "Seller Representatives"), after reasonable inquiry of the persons responsible for the operation of the Property, and shall not be construed to impose upon the Seller Representatives any personal liability.

Exhibit 10.1
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the following representations and warranties, each of which is true and correct on the date hereof and will be true and correct on the date of Closing, and which shall survive Closing for a period of nine (9) months.
3.1    Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Buyer, acting through its duly empowered and authorized manager, has all necessary power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Buyer herein, and to perform its obligations hereunder.
3.2    Commissions. Buyer has dealt with no broker, finder or other person in connection with the purchase of the Property that might give rise to any claim for commission against Seller or lien or claim against the Property, except STREAM Capital Partners and Poseidon Asset Group, whose fees shall be paid by Seller as provided in Section 2.2. Buyer shall indemnify, defend and hold Seller harmless from any claim for commission or fee by any other person claiming by, through or under Buyer, which obligation shall survive the Closing or termination of this Agreement.
ARTICLE IV
CONDITIONS TO OBLIGATIONS
4.1    Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the dates specified, subject to the right of Buyer to waive any one or more of such conditions in writing:
(a)    Title. Seller shall cause the Title Company to deliver to Buyer, as soon as reasonably practical after the Effective Date, a current commitment for an ALTA owner's policy of title insurance with respect to the Property in the amount of the Purchase Price, together with legible copies of all exception documents (the "Title Commitment"). Buyer shall have until the expiration of the Due Diligence Period to deliver to Seller written notice of any objections to matters shown in the Title Commitment or the Survey (a "Buyer Objection Notice"). Seller may, but shall not be obligated to, cure any such objection, and shall notify Buyer within five (5) business days after receipt of a Buyer Objection Notice whether Seller will do so; Seller's failure to respond shall be deemed an election not to cure. If Seller elects or is deemed to elect not to cure any objection, or fails on or before Closing to cure an objection it has elected to cure, Buyer may terminate this Agreement as a Refundable Termination or waive the objection. Notwithstanding the foregoing, Seller shall cause all mortgages, deeds of trust, judgment liens, mechanics' liens and other monetary liens encumbering the Property to be released at or prior to Closing, whether or not Buyer objects thereto. Buyer shall not disapprove the lien of general real estate taxes for the current tax fiscal year not yet due and payable. If any update to the Title Commitment or the Survey discloses a new matter not created or consented to by Buyer, Buyer may object thereto within five (5) business days after receipt, and the foregoing procedure shall apply.

Exhibit 10.1
(b)    Physical Condition, Survey and Environmental. Buyer shall have reviewed and approved, in Buyer's sole discretion, the condition of the Property, the Seller Deliverables, a current ALTA/NSPS land title survey of the Property certified to Buyer, its lender and the Title Company (the "Survey"), and a Phase I environmental site assessment of the Property addressed to or with reliance in favor of Buyer and its lender (the "Phase I Environmental Report"), on or before the expiration of the Due Diligence Period. If Buyer fails to deliver written notice of termination prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have approved the matters described in this Section 4.1(b), except for any matters set forth in a Buyer Objection Notice.
(c)    Leaseback and Guaranty. Timber Technologies Solutions, Inc shall have executed and delivered the Leaseback, and Star Equity Holdings, Inc., a Delaware corporation, a (each, a "Guarantor" and collectively, the "Guarantors") shall have executed and delivered the Guaranty, each in the forms attached hereto, together with the items described in Section 1.6(b)(ii).
(d)    Representations and Performance. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of Closing, and Seller shall have performed all of its covenants and obligations under this Agreement in all material respects.
(e)    No Adverse Change. No petition in bankruptcy or similar proceeding shall have been filed by or against Seller, the tenant under the Leaseback or any Guarantor, and there shall have been no material adverse change in the financial condition of the tenant under the Leaseback or the Guarantors from that reflected in the financial statements delivered as Seller Deliverables.
(f)    Title Policy. The Title Company shall be irrevocably committed to issue to Buyer an owner's policy of title insurance in the amount of the Purchase Price, insuring fee simple title to the Property in Buyer subject only to the Permitted Exceptions, with such endorsements as Buyer may reasonably require and the Title Company has agreed to issue.
4.2    Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the date of Closing, subject to the right of Seller to waive any one or more of such conditions in writing: (a) Buyer shall have delivered the balance of the Purchase Price and performed all of its covenants and obligations under this Agreement in all material respects; and (b) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of Closing.
4.3    Failure of Conditions. In the event that any one or more of the matters referred to in each of the subsections of Section 4.1 has not been reviewed and approved and the condition precedent set forth in each such subsection thereby satisfied on or before the date of Closing (or, if earlier, the date for satisfaction thereof) for any reason other than owing to a failure of performance by Buyer, Buyer may, at its option, (a) terminate this Agreement as a Refundable Termination, in which event the parties shall have no further liability to one another hereunder except as expressly provided herein, (b) waive such condition and proceed to Closing, or (c) if the failure constitutes a Seller default, exercise its remedies under Section 5.2.

Exhibit 10.1
(b)    In the event that any one or more of the matters referred to in each of the subsections of Section 4.2 has not been reviewed and approved and the condition precedent set forth in each such subsection thereby satisfied on or before the date of Closing (or, if earlier, the date for satisfaction thereof) for any reason other than owing to a failure of performance by Seller, Seller may, at its option, elect to terminate this Agreement and, except as otherwise expressly provided herein, the parties shall have no further liability to one another hereunder.
4.4    Survey and Environmental Matters. If the Survey or the Phase I Environmental Report reveals a Material Issue (which means (A) with respect to the Survey, any matter that materially and adversely affects title to, or the use, value or financing of, the Property, as reasonably determined by Buyer, and (B) with respect to the Phase I Environmental Report or any further assessment thereof, any recognized environmental condition for which further assessment or remediation is recommended), and Buyer delivers a Buyer Objection Notice identifying such Material Issue prior to the expiration of the Due Diligence Period, then (a) Buyer may terminate this Agreement as a Refundable Termination at any time prior to the expiration of the Due Diligence Period, and (b) if Buyer does not so terminate, the parties shall cooperate in good faith to resolve such Material Issue prior to Closing (including through any further assessment recommended in the Phase I Environmental Report, the cost of which shall be borne by Seller as a third-party report under Section 1.3 and any remediation, the cost of which shall be borne by Seller or the tenant under the Leaseback or, upon mutual agreement of Seller and Buyer, reflected as a reduction in the Purchase Price; provided that Buyer shall have no obligation to perform or pay for any remediation), and if such issue is not resolved to Buyer's reasonable satisfaction prior to Closing, Buyer may terminate this Agreement as a Refundable Termination.
In addition to the foregoing, Seller may elect, by written notice to Buyer delivered within five (5) business days after receipt of Buyer's Objection Notice detailing the Material Issue(s), not to pay for any further assessment recommended in the Survey or Phase I Environmental Report or not to perform or pay for any remediation (a "Seller Election"), and Seller's failure to respond within such period shall be deemed a Seller Election. Following a Seller Election, Buyer may either (i) terminate this Agreement as a Refundable Termination and receive reimbursement from Seller of Buyer's documented out-of-pocket costs incurred in connection with this transaction, including third-party report costs, lender fees and reasonable attorneys' fees, not to exceed Fifty Thousand and No/100 Dollars ($50,000.00) ("Buyer's Costs"), if there is no disagreement as to the materiality of the Issues, or Fifteen Thousand Dollars ($15,000) if there is a good faith dispute as to the materiality of the Material Issues, or (ii) proceed to Closing, and the date of Closing shall be extended if necessary so that Buyer has not less than ten (10) business days after the Seller Election to make such choice. If the cost of the remediation Seller declines to perform, as reasonably estimated by the environmental consultant that prepared the applicable report, exceeds Fifty Thousand and No/100 Dollars ($50,000.00), Seller may instead, in its sole discretion and by written notice delivered with or after its Seller Election, terminate this Agreement, in which event the Deposit shall be returned to Buyer, Seller shall pay Buyer's Costs within ten (10) business days, and neither party shall have any further obligation hereunder except those that expressly survive termination. Such termination shall not constitute a Seller default and shall not be subject to Buyer's election under clause (ii).
If Buyer proceeds to Closing following a Seller Election, the following conditions apply:

Exhibit 10.1
(1)    The condition Seller declined to remediate, as described in the applicable report (an "Identified Condition"), shall be described on Schedule 1.4 to the Leaseback, and Tenant's obligation to remediate the Identified Condition shall be limited as provided in Section 1.4 of the Leaseback. Except as so provided, nothing in this Section 4.4, including Buyer's election to proceed to Closing, shall limit Tenant's obligations under the Leaseback or Guarantor's obligations under the Guaranty with respect to any Hazardous Substances (as defined in the Leaseback), whether present on, under or about the Property before, on or after the Closing.
(2)    Seller shall cause Tenant to obtain, effective as of the Closing, the pollution legal liability insurance required by Section 1.4 of the Leaseback with respect to any environmental Identified Condition, and the issuance of such insurance shall be a condition to Buyer's obligation to close. If such insurance has not been obtained by the date of Closing (as the same may be extended under this Section 4.4), Buyer may terminate this Agreement as a Refundable Termination.
ARTICLE V
DEFAULT AND REMEDIES
5.1    Buyer Default. If Buyer fails to consummate the purchase of the Property in breach of this Agreement and such failure continues for five (5) business days after written notice from Seller, Seller, as its sole and exclusive remedy, may terminate this Agreement and receive the Deposit as liquidated damages, the parties agreeing that Seller's actual damages would be difficult to ascertain and that the Deposit is a reasonable estimate thereof. The foregoing shall not limit Buyer's indemnity and confidentiality obligations that expressly survive termination.
5.2    Seller Default. If Seller fails to consummate the sale of the Property and otherwise breaches this Agreement in any material respect, and such failure continues for five (5) business days after written notice from Buyer (provided no notice or cure period shall apply to a failure to close on the date of Closing), Buyer may terminate this Agreement as a Refundable Termination and receive reimbursement from Seller of Buyer's documented out-of-pocket costs incurred in connection with this transaction, including third-party report costs, lender fees and reasonable attorneys' fees, not to exceed Fifty Thousand and No/100 Dollars ($50,000.00).
ARTICLE VI
COVENANTS
6.1    Post Termination Covenants. In the event this Agreement is terminated, then, at the written request of Seller, Buyer will return or destroy all Seller Deliverables and other Confidential Information (as defined in Section 8.10) and, at Seller's further request, will deliver to Seller copies of all third-party surveys and reports that were paid for by Seller, without representation or warranty. Buyer may retain any reports obtained at Buyer’s own cost, subject to Section 8.10.
6.2    Buyer Investigations. Throughout the term of this Agreement, Buyer and its agents, lenders and consultants shall have the right to enter the Property upon reasonable prior notice and at times reasonably agreed to by Seller to conduct inspections, surveys, environmental assessments and property condition assessments. Seller shall have the right to cause a Seller representative to be present at any such

Exhibit 10.1
entry. Buyer shall not perform any invasive or destructive testing at the Property without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed if such testing is recommended in the Phase I Environmental Report. Buyer hereby agrees to indemnify, defend and hold Seller and the Property harmless from and against any cost, expense, lien, claim or judgment for personal injury or property damage to the extent caused by the acts or omissions of Buyer or its agents or contractors in the course of such entry; provided, however, Buyer shall have no liability for the mere discovery of any pre-existing condition at the Property. This indemnification shall survive the termination of this Agreement and the Closing.
6.3    Seller Covenants. Between the Effective Date and the Closing, Seller shall (a) operate and maintain the Property in the ordinary course and in substantially its present condition, ordinary wear and tear and casualty excepted; (b) not enter into any lease, easement, covenant, restriction or other agreement affecting the Property, or voluntarily encumber the Property, without Buyer's prior written consent; (c) promptly notify Buyer of any event or circumstance that renders any representation of Seller untrue in any material respect; and (d) not market the Property for sale or solicit, negotiate or accept any offer for the sale or financing of the Property.
6.4    Section 1031 Exchange. Either party may structure the transaction contemplated hereby as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code, and the other party shall reasonably cooperate therewith, including by consenting to an assignment of this Agreement to a qualified intermediary, provided that the cooperating party incurs no additional cost, liability or delay and the exchanging party remains liable under this Agreement.
ARTICLE VII
CASUALTY; CONDEMNATION
7.1    Casualty. In the event of damage or destruction of all or any part of the Property prior to Closing such that the tenant would have the right under the Leaseback to terminate the Leaseback, or the cost to repair which is reasonably estimated to exceed $250,000.00, Buyer may, at its option, exercisable by written notice to Seller, either (i) terminate this Agreement as a Refundable Termination, whereupon, except as expressly provided herein, neither party will have any further obligations hereunder, or (ii) continue under this Agreement, whereupon Seller will assign to Buyer at Closing its interest in and to any insurance proceeds payable as a result of such damage or destruction (other than proceeds of business interruption insurance attributable to the period prior to Closing), less any portion first reimbursed to Seller for the actual costs of restoration work performed by Seller prior to Closing, and such proceeds shall be held and applied in accordance with the Leaseback. In the event of any lesser damage or destruction, Buyer shall have no right to terminate this Agreement on account thereof, but Seller shall assign such proceeds to Buyer at Closing as aforesaid, and the tenant shall restore the Property in accordance with the Leaseback.
7.2    Condemnation. In the event of the taking of all or any material part of the Property (not including the taking of strips less than ten (10) feet in width running along adjacent roadways that do not affect access, parking or the building) prior to Closing by eminent domain or condemnation, or the commencement of any such proceeding, Buyer may, at its option, exercisable by written notice to Seller, either (i) terminate this Agreement as a Refundable Termination, whereupon, except as expressly provided herein, neither party will have any further obligation hereunder, or (ii) continue under this Agreement, whereupon Seller will assign to Buyer at Closing its interest in and to any award payable as a result of such

Exhibit 10.1
taking, to be held and applied in accordance with the Leaseback. If such taking would entitle the tenant to terminate the Leaseback under Section 11.1 thereof, Seller may also terminate this Agreement by written notice to Buyer, in which event the Deposit shall be returned to Buyer as a Refundable Termination.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1    Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties named herein and their respective successors and permitted assigns.
8.2    Assignment. Buyer may assign its rights and interests hereunder, without the consent of Seller, to one or more single-asset entities controlled by, or under common control with, Buyer or DWG Capital Partners, including in a tenancy-in-common structure, provided that the assignee assumes the obligations of Buyer hereunder in writing and a copy of such assignment is delivered to Seller prior to Closing. Any other assignment by Buyer shall require the prior written consent of Seller, which shall not be unreasonably withheld. Seller may not assign its rights or obligations hereunder without the prior written consent of Buyer.
8.3    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given if (i) delivered personally (including by nationally recognized overnight courier service), (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by email, with a copy by one of the foregoing methods if the email is a notice of default or termination, unless receipt of the email is confirmed in writing by the recipient (other than by automatic reply), and addressed as follows:
If to Seller:
106 Bremer Avenue, LLC
c/o Star Equity Holdings, Inc.
53 Forest Avenue, 1st Floor
Old Greenwich, Connecticut 06870
Attn: Chief Legal Officer
Email: hannah.bible@starequity.com; legal@starequity.com

With a copy to:

If to Buyer:
DWG Capital Partners, LLC
3754 Wasatch Avenue
West Los Angeles, California 90066
Attn: John "Judd" Dunning
Email: jdunning@dwg-re.com

With a copy to:
Kelley | Clarke, PC

Exhibit 10.1
603 E. Broadway Street
Prosper, Texas 75078
Attn: Dugan Kelley
Email: dugan@kelleyclarke.com

Any party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.
8.4    Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.
8.5    Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement.
8.6    Performance on Business Days. If any date for the occurrence of an event or act under this Agreement falls on a Saturday, Sunday or legal holiday in the State of Wisconsin, then the time for the occurrence of such event or act shall be extended to the next succeeding business day.
8.7    Entire Agreement. This Agreement, together with all the Exhibits attached hereto and incorporated by reference herein, constitutes the entire undertaking between the parties hereto with respect to its subject matter and supersedes any and all prior agreements, arrangements and understandings between the parties, including the LOI. This Agreement may be amended only by a written instrument executed by both parties.
8.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original. The exchange of copies of this Agreement and of signature pages by emailed PDF, DocuSign or other electronic means shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original for all purposes.
8.9    AS IS. Except for the representations and warranties set forth in Article II and in the documents delivered at Closing, Buyer acknowledges that no representations or warranties of any kind have been made by Seller with respect to the Property, and the Property shall be accepted by Buyer in "as is, where is" condition, "with all faults." Nothing in this Section 8.9 shall limit or impair (a) any obligation of the tenant under the Leaseback, including its maintenance, repair, environmental and indemnification obligations, or (b) any obligation of the Guarantors under the Guaranty, all of which shall apply notwithstanding the foregoing.
8.10    Confidentiality. Buyer agrees that the terms of this Agreement and all Seller Deliverables and other non-public information furnished by or on behalf of Seller (collectively, "Confidential Information") shall be held in confidence; provided that Buyer may disclose Confidential Information to its members, investors, prospective tenants-in-common, lenders, attorneys, accountants, consultants and other advisors who need to know such information in connection with this transaction, in each case who are informed of the confidential nature of such information and directed to keep it confidential (“Buyer Representatives”), and as required by law. Buyer acknowledges that Star Equity Holdings, Inc. is a publicly traded company, that Confidential Information may constitute material non-public information, and that Buyer and the Buyer Representatives are subject to applicable securities laws, including the Securities

Exhibit 10.1
Exchange Act of 1934, restricting trading on the basis of such information. Buyer shall be responsible for any breach of this Section 8.10 by the Buyer Representatives. Notwithstanding, anything contained herein this Section 8.10, the identity of the Tenant and Guarantor shall only be disclosed on an as needed basis, and Landlord agrees to attempt to keep the identity of the Tenant and Guarantor unknown unless the identification thereof is deemed necessary. If this Agreement is terminated, Buyer shall, at Seller's request, promptly return or destroy all Confidential Information. This Section 8.10 shall survive the termination of this Agreement for a period of two (2) years.
8.11    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions hereof.
8.12    Leaseback and Guaranty. At Closing, Buyer (or its permitted assignee), as landlord, and Timber Technologies Solutions Inc., as tenant, will execute and deliver a net lease agreement for the Property in substantially the form attached hereto as Exhibit C (the "Leaseback"). Only the modifications as the parties may mutually agree in writing on or prior to the expiration of the Due Diligence Period may be made. Additionally, a guaranty of the tenant's obligations under the Leaseback in the form attached as Exhibit E to the Leaseback (the "Guaranty") shall be executed by Star Equity Holdings, Inc
8.13    Waiver of Jury Trial. BUYER AND SELLER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.
[Signature page follows]

Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
BUYER
DWG CAPITAL PARTNERS, LLC,
a California limited liability company
By: /s/ John "Judd" Barker Dunning
Name: John "Judd" Barker Dunning
Title: Manager
SELLER
106 BREMER AVENUE, LLC,
a Delaware limited liability company
By: /s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: President